Exhibit 10.3

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement dated as of                                           , 2011 (this “Agreement”) is made and entered into by and between the Company (defined below), and [Name] (“Executive”).

RECITALS

WHEREAS, Executive is an executive of Petrohawk Energy Corporation (the “Company”); and

WHEREAS, concurrently herewith, BHP Billiton Petroleum (North America) Inc., North America Holdings II Inc., a wholly owned subsidiary of BHP Billiton Petroleum (North America) Inc., and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) North America Holdings II Inc. will commence an Offer to purchase the Shares of the Company, and (ii) after the acquisition of Shares pursuant to the Offer (the “Acquisition”), North America Holdings II Inc. shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”).  As a result of the Merger, the separate corporate existence of North America Holdings II Inc. shall cease and the Company shall continue as the surviving corporation of the Merger; and

WHEREAS, BHP Billiton Petroleum (North America) Inc., Company, and Executive desire for Executive to continue to serve as an executive of the Company following the Acquisition; and

WHEREAS, Executive and the Company are parties to an existing employment agreement (the “Pre-Acquisition Employment Agreement”), and the termination of the Pre-Acquisition Employment Agreement and execution of this Agreement by Executive are an inducement to BHP Billiton Petroleum (North America) Inc.’s willingness to enter into the Merger Agreement; accordingly, Executive agrees that, upon becoming effective, this Agreement supersedes and replaces the Pre-Acquisition Employment Agreement, which will be terminated as of this Agreement’s effectiveness.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Effective Date.  This Agreement shall be effective as of the Acceptance Time as defined in the Merger Agreement (the “Effective Date”).  This Agreement will terminate immediately without any action of either party hereto and will not take effect if the Merger

Agreement terminates prior to the Acceptance Time.  Except for those provisions which are specifically identified as surviving the Term of the Agreement, the Agreement shall be in effect from the Effective Date until one hundred eighty (180) days immediately following the Effective Date (the “Term”), unless earlier terminated pursuant to the terms of this Agreement.  Notwithstanding the foregoing, the Company retains the right to terminate Executive’s employment and this Agreement at any time for any reason, subject to the terms of this Agreement.

2.                                       Definitions.  Capitalized terms used but not defined in this Agreement and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement.

3.                                       Services.  Executive shall continue as an employee of the Company and provide such similar services as Executive provided to the Company prior to the Acquisition, or such other services as may reasonably be directed by the board of directors and/or the President of the Company.

4.                                       Base Salary.  During the Term, the Company shall provide Executive a base salary at an annual rate that is at least equal to Executive’s base salary then in effect immediately prior to the Acquisition (“Base Salary”), to be paid at such intervals as may be established by the Company for payment of its employees under its normal payroll practices.  Executive’s Base Salary is listed on Schedule 1.  Executive’s Base Salary will be paid to Executive by bank transfer and will be subject to such deductions as may be required by law or agreed to by Executive.

5.                                       Bonus.  In addition to Executive’s Base Salary, Executive shall receive an annual bonus payable in respect of calendar year 2011 and according to the Company bonus payment schedule then in effect for Executive’s bonuses immediately prior to the Acquisition (the “Annual Bonus”).  Executive is guaranteed to receive an Annual Bonus in respect of calendar year 2011 (as shown in Schedule 1) equal to at least 100% of Executive’s calendar year 2010 bonus that was paid to Executive in the first quarter of 2011 pursuant to the terms of the Pre-Acquisition Employment Agreement (“2010 Bonus”). In order to receive the Annual Bonus payable in respect of calendar year 2011 (the “Guaranteed Bonus Amount”), Executive must be employed by the Company as of the date of payment of the Annual Bonus; provided however, that in the event of any Qualifying Termination (as defined in Section 8(c)) occurring on or prior to December 31, 2011, Executive shall be entitled to receive a Prorated Bonus (as hereinafter defined) in respect of calendar year 2011. For calendar year 2012, the Company shall pay to Executive a prorated portion of Executive’s 2010 Bonus (as shown in Schedule 1) (with such proration based on the number of days during the calendar year in which Executive was employed by the Company or any of its affiliates, relative to 365 days) (the “Prorated Bonus”).  Executive’s Prorated Bonus will be payable on, or as soon as reasonably practicable after, Executive’s date of termination of employment with the Company.  Executive’s Annual Bonus and Prorated Bonus, if any, will be paid to Executive by bank transfer and will be subject to such deductions as may be required by law or agreed to by Executive.

6.                                       401(k), Health and Welfare Benefits.  During the Term, Executive shall be entitled to continue to participate in the Petrohawk Energy Corporation 401(k) Plan and the Petrohawk Energy Corporation Welfare Benefit Plan, subject to the terms, conditions and limitations of the applicable plans, then in effect immediately prior to the Acquisition.

7.                                       Retention Payments.  In consideration of Executive’s remaining employed by the Company and of Executive’s agreement to enter into the covenants contained in Section 12 through 15 of this Agreement, the Company shall provide Executive a retention payment (“Retention Payment”) equal to two (2) times Executive’s Base Salary as of the Effective Date, payable on the Effective Date.  In order to receive the Retention Payment, Executive must be an employee of the Company on the Effective Date.  Moreover, in order to receive the Retention Payment, Executive must execute a general release and waiver of claims substantially in a form attached hereto as Exhibit “A,” and any period for revocation of such release and waiver must have expired, as of the date of payment of the Retention Payment.  The Retention Payment shall be paid as soon as administratively practicable after Executive’s execution of the release and waiver and the expiration of any period for revocation of such release and waiver; provided, however, that in no event will the Retention Payment be paid after March 15 of the calendar year immediately following the calendar year in which occurs the Effective Date.

8.                                       Severance Payments.

a.                                       In the event of Executive’s termination for any reason at any time during or after the Term, Executive shall be paid a lump sum payment of any unpaid portion of Executive’s Base Salary and benefits accrued through the date Executive’s employment terminates and shall be reimbursed for any unpaid business expenses pursuant to the Company’s expense reimbursement policy; and

b.                                      In the event of any Qualifying Termination, as such term is defined below, upon or within the one hundred eighty (180) day period immediately following the Effective Date:

i.                                          Executive shall be paid a lump sum severance payment on the first day of the seventh month after the Executive’s “separation from service” (as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”)) equal to the sum of the following: (A) an amount equal to two (2) times the greater of (I) Executive’s Base Salary in effect as of the date of termination, or (II) Executive’s Base Salary in effect immediately prior to the Effective Date, plus (B) an amount equal to two (2) times the greater of (I) the amount of any cash bonus payable to Executive for the year in which the date of termination falls (provided that if the Executive’s bonus for such year has not been determined as of the date of termination, then the amount of the bonus shall be determined as if Executive earned 100% of the targeted bonus for such year, to the extent such target exists) or (II) the amount of the cash bonus paid to Executive for services rendered during the 2010 calendar year; and

ii.                                       for a two (2) year period immediately following the termination of Executive’s employment with the Company, the Company shall continue to maintain and pay the premiums for Executive’s medical and dental benefits for Executive and Executive’s family (limited to members of Executive’s family who were covered at time of termination) with coverage that is at least as favorable as the coverage being provided immediately prior to the termination. If the Company determines in its sole discretion not to continue coverage under the Company’s insurance plans or if such coverage is not permitted under the Company’s insurance plans, then the Company will provide Executive with substantially similar insurance through another carrier or reimburse Executive for the full cost of obtaining such insurance, which reimbursement amount shall be paid in full as soon as administratively practicable after Executive’s furnishing the Company with evidence of the cost of such insurance, which evidence must be furnished within thirty (30) days of such cost being paid by Executive. The decision of whether to provide substantially similar insurance through another carrier or reimburse Executive for the full cost of obtaining such insurance will be in the Company’s sole discretion.

The foregoing benefits referenced in Section 8(b)(i) and (ii) above are hereafter referred to as the “Severance Benefits.”  Notwithstanding anything herein to the contrary, in order to receive the Severance Benefits, Executive must execute a general release and waiver of claims in a form attached hereto as Exhibit “A”, and any period for revocation of such release and waiver must have expired, before the date on which any such Severance Benefit is scheduled to be paid.  Executive shall also receive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of termination, which payment is not contingent upon Executive’s execution of a release and waiver of claims.

c.                                       Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

i.                                          “Cause” shall mean: (A) the Executive willfully or knowingly failed to perform his duties in any material respect as required hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or disability) or the commission by Executive of an act of willful misconduct in any material respect with respect to the Company; or (B) the engaging by Executive in conduct which is demonstrably and materially injurious to the Company and/or its subsidiaries or affiliates; or (C) the willful engaging, or failure to engage, by the Executive in conduct which is in material violation of any term of this Agreement or the terms of any of the Company’s written policies and procedures; or (D) the Executive having been convicted of a felony or having been convicted of, or entered a plea of nolo contendere to, a crime involving deceit, fraud, perjury or embezzlement. For purposes of this Section 8(c)(i), no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.  The Company may terminate the Executive’s employment hereunder for Cause, but only after: (I) giving Executive written notice of the failure or conduct which the Company believes to constitute Cause; and (II) with respect to (A) through (C) above, providing the Executive a reasonable opportunity, and in no event more than thirty (30) days, to cure such failure or conduct.  In the event the Executive does not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send Executive written notice specifying the effective date of the termination of Executive’s employment for Cause hereunder.

ii.                                       “Good Reason” shall mean: (A) the material breach by the Company of any of its obligations hereunder; or (B) a reduction in the Base Salary and/or Guaranteed Bonus Amount payable to the Executive; or (C) any material diminution of the Executive’s level of responsibilities, relative to those held by Executive immediately prior to the Acquisition; or (D) any occurrence which causes the Executive to have, as Executive’s principal place of employment, a location other than the metropolitan area of Houston, Texas.  Executive shall be entitled to terminate Executive’s employment with the Company under this Agreement upon written notice to the Company for “Good Reason,” so long as (i) such notice is so provided within thirty (30) days following the initial existence of the condition giving rise to a claim of “Good Reason” hereunder and (ii) the Company has not remedied the condition within thirty (30) days following the Company’s receipt of such notice.  For the avoidance of doubt, the fact that the Company shall cease to be a publicly traded corporation in the United States shall not, on its own, constitute an event giving rise to a claim of “Good Reason” pursuant to clause (C) of the foregoing definition.

iii.                                    “Qualifying Termination” shall mean a termination of Executive’s employment with the Company and/or any of its affiliates under any of the following circumstances: (A) by the Company and/or any of its affiliates without Cause; (B) by Executive for Good Reason; (C) due to Executive’s death; or (D) upon such date as Executive’s employment terminates due to Executive becoming entitled to receive benefits under the long-term disability insurance plan in which Executive participates.

d.                                      Provided that Executive’s employment has not terminated prior to the one hundred eightieth (180th) day immediately following the Effective Date, the parties agree that Executive’s employment with the Company shall terminate on the one hundred eightieth (180th) day immediately following the Effective Date, and Executive shall be entitled to receive the Severance Benefits.  Notwithstanding anything herein to the contrary, in order to receive the Severance Benefits, Executive must execute a general release and waiver of claims substantially in a form attached hereto as Exhibit “A,” and any period for revocation of such release and waiver must have expired, before the date on which any such Severance Benefit is scheduled to be paid.  Executive shall also receive any unpaid portion of the Executive’s Base Salary and benefits accrued through the date of termination, which payment is not contingent upon Executive’s execution of a release and waiver of claims.

9.                                       Notice of Voluntary Termination.  Executive may voluntarily separate from employment with the Company at any time by giving the Company two (2) weeks’ written notice. If Executive voluntarily terminates other than by reason of a Qualifying Termination, Executive will not be entitled to Severance Benefits under this Agreement.

10.                                 Section 4999 Excise Tax Payment.

a.                                       Excise Tax Payment.  In the event that it is determined that any payment award, benefit (or any acceleration of any payment, award, benefit or distribution) made or provided to or for the benefit of Executive in connection with this Agreement, or Executive’s employment with the Company or the termination thereof, but determined without regard to any additional payments required under this Section 10 (a “Payment”) is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties related to such excise tax (collectively, the “Excise Tax”) in connection with the Acquisition, the Executive will be entitled to receive an additional payment (the “Excise Tax Payment”) from the Company. The Excise Tax Payment will be equal to the amount of the Excise Tax.

b.                                      Determination.  Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10 (including whether and when an Excise Tax Payment is required) will be made by a nationally recognized certified public accounting firm designated by the Company (the “Accounting Firm”). The Accounting Firm will provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is reasonably requested by the Company. All fees and expenses of the Accounting Firm will be paid by the Company. Any Excise Tax Payment required to be paid under this Section 10 will be paid by the Company to the Executive as soon as administratively practicable after the receipt of the Accounting Firm’s determination, but no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes. Any determination by the Accounting Firm will be binding on the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, the Excise Tax Payment made by the Company may be less than actually required (the “Underpayment”) consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of the Underpayment that has occurred and any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive no later than the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

c.                                       Contest of Claims. The Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Excise Tax Payment. Such notification will be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim (provided, however, that the failure to provide such notification within such period as provided herein shall not relieve the Company of its obligations under this Section 10 except to the extent that the Company is materially prejudiced thereby) and will apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive will not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive notifies the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such thirty (30) day period (or such shorter period ending on the date that any payment of taxes with respect to such claim is due) that the Company desires to contest such claim, the Executive will: (i) provide the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company reasonably requests in writing including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith as necessary to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim. The Company will bear and pay directly all costs and expenses (including additional interest, penalties, accountant’s and legal fees) incurred in connection with such contest of the claim and shall indemnify, defend and hold harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions, the Company will control all proceedings related to such contested claim, may at its sole option pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may at its sole option either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner. The Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company reasonably determines. If the Company directs the Executive to pay a claim and sue for a refund, the Company will be required to advance the amount of such payment to the Executive on an interest-free basis and agrees to indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance, provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contested claim will be limited to issues with respect to which an Excise Tax Payment would be payable hereunder and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

d.                                      Refunds. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(c) above, the Executive becomes entitled to receive any refund with respect to such claim the Executive shall promptly pay to the Company the amount of such refund attributable to the Excise Tax on the Payment.

11.                                 Section 409A. In the event any payments to the Executive required to be made pursuant to any provisions of this Agreement are determined, in whole or in part, to constitute “nonqualified deferred compensation (“NQDC”) within the meaning of Section 409A of the Code, then the portion (which may be all) of such payments that constitute NQDC will not be paid before the date which is the first day of the seventh month after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code).

The determination of whether and what amount of any payments to the Executive required to be made pursuant to any provisions of this Agreement constitute NQDC shall be made by the board of directors of the Company in consultation with legal counsel, and any such determination shall be final and binding on the Company and the Executive. The Company makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC. Neither the Company nor any of its directors, officers, employees, agents, or professional advisers shall have any liability to the Executive or any other person for any amounts incurred by the Executive or any such other persons by reason of the determination made by the Board pursuant to this Section 11 or any action taken or omitted by the Board, the Company or any of the Company’s directors, officers, employees, agents or professional advisers in the course of or as a result of making such determination.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement shall be administered, interpreted, and construed in a manner consistent with Section 409A of the Code. Should any provision of this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, such provision shall be modified and given effect (retroactively if necessary), by the Company, with the consent of the Executive, in such manner as the Company and Executive agree reasonably and in good faith to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes NQDC be accelerated unless and to the extent that such acceleration is permissible under Treasury Regulation 1.409A-3(j)(4) or any successor provision. All reimbursements under this Agreement shall be paid as soon as administratively practicable after Executive has provided the appropriate documentation, but in no event shall any reimbursements be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.  Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code:  (1) the amount of expenses eligible for reimbursement or in-kind benefits provided under this Agreement (including reimbursements or in-kind benefits under Section 8 of this Agreement) during a calendar year will not affect the expenses eligible for reimbursement or in-kind benefits provided in any other calendar year, and (2) the right to reimbursement or in-kind benefits provided under this Agreement shall not be subject to liquidation or exchange for another benefit.

12.                                 Confidential Information.  Both during and after Executive’s employment with the Company, Executive shall have an obligation to protect and maintain the confidentiality of information belonging or relating to the Company and its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc.  Accordingly, Executive must not, except as authorized or required by Executive’s duties to the Company or BHP Billiton Petroleum (North America) Inc., or an order of any competent court, disclose to any person whatsoever or otherwise make use of any Confidential Information in whatever form in which Executive may have acquired it in the course of Executive’s employment concerning the business, affairs, finances, clients, or trade connections of the Company or its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc., or any of their suppliers, agents or clients, and Executive must use Executive’s best efforts to prevent the unauthorized publication or disclosure of any such Confidential Information.  This obligation continues after the termination of this Agreement and after the termination of Executive’s employment For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information, data or material (regardless of form) with respect to the Company or any of its assets, prospects, business activities, officers, directors, employees, borrowers, or clients which is: (a) a trade secret, as defined by the Uniform Trade Secrets Act; (b) provided, disclosed, or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any client, borrower, advisor, or business associate of the Company, or any public authority having jurisdiction over the Company or any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement).  Notwithstanding the foregoing, the term “Confidential Information” shall not include any information, data or material which, at the time of disclosure or use, was generally available to the public other than by a breach of this Agreement, was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without a breach of this Agreement.

13.                                 Confidentiality of Agreement.  Executive agrees that Executive will maintain the confidentiality of this Agreement and will not disclose, or cause to be disclosed, in any fashion the existence or terms of this Agreement, or the substance or content of discussions involved in reaching this Agreement to any person, whether orally or in writing, other than Executive’s attorney, spouse, accountants, auditors or tax advisors, or as required by appropriate regulatory agencies or taxing authorities, or as required by law, but only on the condition that Executive advises these individual(s) in advance of disclosure that the terms and conditions of this Agreement are strictly confidential.  This obligation continues after the termination of this Agreement and after the termination of Executive’s employment. This obligation shall not apply to any information, data or material which, at the time of disclosure, was generally available to the public by way of a public filing required by applicable law.

14.                                 Non-Disparagement.  During Executive’s employment with the Company, or at any time within the two-year period thereafter; (i) Executive agrees that Executive will not in any public way materially disparage the Company or BHP Billiton Petroleum (North America) Inc., and their then-current officers and directors; provided, however, that Executive shall not be held in breach of this provision should Executive be required to testify pursuant to subpoena under oath or as otherwise required by law, provided additionally that Executive testifies truthfully and that, prior to providing such testimony, Executive promptly notifies the Company that Executive’s testimony is being sought in sufficient time so as to permit the Company to seek to prevent or limit such testimony or otherwise seek to obtain a protective order; and (ii) the Company will direct its and BHP Billiton Petroleum (North America) Inc.’s respective officers, directors, and management employees to not materially disparage in any public way Executive or his family.

15.                                 Non-Competition and Non-Solicitation.

a.                                       The Company’s Promises.  Concurrently with the execution of this Agreement and during the Term of the Agreement, the Company will provide Executive with (i) Confidential Information, or access to such information, and (ii) the opportunity to establish goodwill and rapport with the customers of the Company, and/or any of its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc.

b.                                      Definitions.

i.                                          “Competing Business” means any business or entity that engages in any Company Business that is not the Company, BHP Billiton Petroleum (North America) Inc. or any of their affiliates.

ii.                                       “Company Business” means (A) any business that is engaged in leasing, acquiring, exploring, producing, gathering, or marketing hydrocarbons and/or related products or (B) any other business in which BHP Billiton Petroleum (North America) Inc. or any of its affiliates (I) are engaging in which Executive has directly, materially and continuously engaged during the Term or (II) or in respect of which BHP Billiton Petroleum (North America) Inc. or its affiliates has taken concrete and material steps towards engaging, the business plans for which Executive has participated in preparing or of which Executive has material knowledge.

iii.                                    “Covered Customer” means (a) any person or entity who had contact with or did business with the Company, or any of its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc., through Executive in the previous two (2) years, or (b) any person or entity who had contact with or did business with the Company, or any of its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc., through someone Executive supervised in the previous two (2) years.

iv.                                   “Restricted Area” means any area within a 50 mile radius of the location in which any Company Business is engaged as of the date of termination of employment.  The purpose of any restriction hereunder may not be circumvented by engaging in business in the Restricted Area through remote means, such as telephone, correspondence or computerized communication.

v.                                      “Restricted Period” shall mean a period of six (6) complete calendar months following the termination of Executive’s employment with the Company.

c.                                       Restrictive Covenants.  In consideration of the Company’s promise to provide Executive Confidential Information and the opportunity to establish goodwill, which will be used by Executive solely for the benefit of the Company, as well as the Base Salary and other benefits to be received, Executive agrees to the following:

i.                                          Restriction on Unfair Competition. Executive agrees that during Executive’s employment with the Company, and for the duration of the Restricted

Period, Executive will not participate in a Competing Business within the Restricted Area. For purposes of this Section, “participate in” includes, without limitation, participating, directly or indirectly, either as an employee, consultant, partner, shareholder, lender, corporate officer, director, or in any other capacity, in assisting a Competing Business; provided, however, that nothing in this Section prohibits Executive from making any investment in any such business (without participating in such business) if: (a) such stocks, bonds, or other securities in which Executive is investing are listed on any United States securities exchange or are publicly traded in an over the counter market; and such investment does not exceed, in the case of any capital stock of any one issuer, five percent (5%) of the issued and outstanding capital stock, or in the case of bonds or other securities, five percent (5%) of the aggregate principal amount thereof issued and outstanding; or (b) such investment is completely passive and no control or influence over the management or policies of such business is exercised.

ii.                                       Restriction on Soliciting Covered Customers.  Executive agrees that during Executive’s employment with the Company, and for the duration of the Restricted Period, Executive will not, directly or indirectly, except in connection with Executive’s employment with the Company, for the benefit of the Company, service, call on, solicit, accept business from, or take away, or attempt to call on, solicit, accept business from or take away any Covered Customers in connection with a Competing Business.

iii.                                    Restriction on Soliciting Employees and Contractors.  Executive agrees that during Executive’s employment with the Company, and for the one (1) year period following the termination of Executive’s employment with the Company, Executive will not, either directly or indirectly, hire or solicit to terminate their employment or contract relationship with the Company or any of its affiliates, or otherwise take away, any employees, contractors, or officers of the Company, or any of its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc., who were employed or contracted with, and with whom Executive, or any employees whom Executive supervised, worked, during the 180 days preceding the date of any termination of Executive’s employment with the Company or whom Executive, or any employees whom Executive supervised, knows has Confidential Information.

d.                                      Reasonableness.  Executive agrees that the restrictions and promises in this Agreement are reasonable in terms of geographic scope, duration and activities and that they go no further than is necessary to protect the legitimate business interests of the Company, or any of its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc.  Executive acknowledges that the business interest of the Company that is being protected is reasonably related to the consideration provided to Executive by the Company.

e.                                       Survival.  This Section 15 shall survive the termination of Executive’s employment with the Company.

16.                                 Return of Property.  Upon termination of the Executive’s employment for any reason, Executive shall immediately return all property of the Company, or its affiliates, including, without limitation, BHP Billiton Petroleum (North America) Inc.

17.                                 Arbitration.  Excepting only claims regarding breach of the non-disparagement, confidential information, non-competition, and non-solicitation provisions of this Agreement, any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations, or otherwise, arising out of, connected with, or relating in any way to this Agreement or the obligations of the parties hereunder, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement (in each case, a “Dispute”), shall be resolved solely and exclusively in accordance with the procedures specified in this Section 17.  The parties shall attempt in good faith to settle any Dispute by mutual discussions within thirty (30) days after the date that Executive or the Company gives notice to the other party of such a Dispute.  If the Dispute is not resolved within such thirty (30) day period, the Dispute shall be finally settled by arbitration administered by the American Arbitration Association under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The arbitration shall be held in Houston, Texas and presided over by three arbitrators.  The party giving notice of the Dispute shall appoint one arbitrator and the other party shall appoint one arbitrator.  The two appointed arbitrators shall together appoint a third arbitrator. This agreement to arbitrate shall be binding upon the successors, assignees and any trustee or receiver of any party.

18.                                 Assignment/Successorship.  This Agreement is one for personal services by Executive, and Executive is not entitled to assign any of Executive’s obligations, rights or benefits under this Agreement.  This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise.

19.                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, and there are no understandings or agreements relative to this Agreement that are not fully expressed in this Agreement.  All prior agreements with respect to the subject matter of this Agreement, whether written or oral, including, without limitation, the Pre-Acquisition Employment Agreement, are expressly superseded and replaced by this Agreement.

20.                                 Severability.  This Agreement shall be deemed severable and any part of this Agreement that may be held invalid by a court of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.

21.                                 Amendment.  No change, amendment or modification of this Agreement shall be effective unless it is in writing and signed by both Executive and an authorized representative of the Company.

22.                                 Governing Law and Venue.  This Agreement shall be governed and construed exclusively in accordance with the laws of Texas.  The parties agree that any legal action regarding this Agreement that is not subject to the arbitration provisions in Section 17 of this Agreement must be filed in the state or federal courts in Houston, Harris County, Texas.

23.                                 Counterparts.  This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties on separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

The signatures of the parties below confirm their mutual acceptance of the terms of this Executive Retention Agreement:

Petrohawk Energy Corporation	Executive

By:

Title:

Date:	Date:

SCHEDULE 1 TO

RETENTION AGREEMENT

[Name of Executive]

Salary:  $[*]

2010 Bonus:  $[*]

2011 Bonus:  $[*]

CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE AGREEMENT

This GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into by and between Petrohawk Energy Corporation, a Delaware corporation (the “Company”), and                             , an individual (the “Employee”).

RECITALS

WHEREAS, the Company desires to provide the Employee with the benefits listed on Exhibit A-1 to this Agreement (the “Release Benefits”);

WHEREAS, the Company requires the Employee to sign and deliver this Agreement to the Company, and to not revoke this Agreement, in order to receive the Release Benefits; and

WHEREAS, the Employee covenants and warrants that the Employee has not assigned, transferred, or subrogated any portion of any claim that the Employee could assert, and the Employee has full authority to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and releases contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee and the Company acknowledge and agree as follows:

Section 1.          Release Benefits.  In consideration of the Employee’s willingness to execute this Agreement, which contains certain provisions releasing the Company and other individuals and entities from Claims by the Employee, as more fully set forth below, and contingent upon the satisfaction of the Conditions Precedent set forth in Section 2 below, the Employee will receive the benefits described on Exhibit A-1 to this Agreement.

The Employee acknowledges that the Employee is not otherwise entitled to receive the Release Benefits, that the Employee has been paid all wages owed, and that the Release Benefits are being provided by the Company in exchange for the Employee’s execution and non-revocation of this Agreement.

Section 2.          Conditions Precedent.  The Employee’s receipt of the Release Benefits is conditioned on the following, which are collectively referred to in this Agreement as the “Conditions Precedent”:

(A)          The Employee must execute this Agreement, and must not revoke this Agreement;

(B)           The Company must receive the executed Agreement within the time period specified in Section 5; and

(C)           If the Employee is executing this Agreement in connection with the Employee’s termination of employment, the Employee must return Company property pursuant to Section 6.

Section 3.          Effect of Agreement.  The Employee acknowledges that no oral or written representation or promise made by any person concerning Release Benefits or other benefits that is inconsistent with the provisions of this Agreement shall have any force or effect.

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Section 4.          Terms of the Release of Claims.  The terms of the Employee’s release of Claims under this Agreement are as follows:

(A)          Definition of Released Parties.  “Released Parties” shall mean the following:

(i)            The Company and any parent, subsidiary, affiliated entity, joint venture, divisions, partnerships, successors, predecessor, or assigns of the Company;

(ii)           The stockholders, officers, directors, employees, agents, trustees, conservators, insurance carriers, contractors, shareholders, attorneys, representatives, and/or fiduciaries of the Company and of any subsidiary, affiliated entity, joint venture, successors, predecessor, or assigns of the Company; and

(iii)          Any persons acting by, through, under, or in concert with any of the persons or entities listed in Section 4(A)(i) and/or Section 4(A)(ii).

(B)           Definition of Claims.  “Claims” means debts, claims, liabilities, demands, and causes of action of every kind, nature, and description, past or present, known or unknown, which the Employee now has, or may have, or could ever assert against the Released Parties, but not to include those where the events in question first arise after the execution of this Agreement.

(C)           Released Claims.  The Employee hereby unconditionally and forever releases, acquits, and discharges the Released Parties from any and all Claims, including, but not limited to, any and all Claims for wages or damages of any kind whatsoever, arising out of any of the following:

(i)            Any contract, express or implied;

(ii)           Any covenant of good faith and fair dealing, express or implied;

(iii)          Any legal restriction on the Company’s right to terminate the Employee;

(iv)          Any federal, state, local, or governmental statute or ordinance, including, without limitation, the following:

(a)           The Fair Labor Standards Act of 1938, as amended;

(b)           The Immigration and Nationality Act of 1952, as amended;

(c)           The Equal Pay Act of 1963, as amended;

(d)           Title VII of the Civil Rights Act of 1964, as amended;

(e)           The Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act;

(f)            The Occupational Safety and Health Act of 1970 (commonly referred to as “OSHA”), as amended;

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(g)           The Employee Retirement Income Security Act of 1974 (commonly referred to as “ERISA”), as amended;

(h)           The Pregnancy Discrimination Act of 1978, as amended;

(i)            The Migrant and Seasonal Agricultural Worker Protection Act of 1983, as amended;

(j)            The Consolidated Omnibus Budget Reconciliation Act of 1985 (commonly referred to as “COBRA”), as amended;

(k)           The Employee Polygraph Protection Act of 1988, as amended;

(l)            The Worker Adjustment and Retraining Notification Act of 1988, as amended;

(m)          The Americans with Disabilities Act of 1990 (commonly referred to as the “ADA”), as amended;

(n)           The Civil Rights Act of 1991, as amended;

(o)           The Family Medical Leave Act of 1993 (commonly referred to as the “FMLA”), as amended;

(p)           The Uniformed Services Employment and Reemployment Rights Act of 1994 (commonly referred to as “USERRA”), as amended;

(q)           The Genetic Information Nondiscrimination Act of 2008 (commonly referred to as “GINA”), as amended;

(r)            Title III of the Consumer Credit Protection Act, as amended;

(s)           Any state civil rights laws, including, without limitation, the following laws of the State of Texas:

(i)            Chapter 451 of the Texas Labor Code;

(ii)           Chapter 21 of the Texas Labor Code; and

(iii)          The Texas Payday Law;

(v)           Any other legal limitation on the employment relationship, or anything related in any way to the Employee’s employment with, or, if applicable, separation from employment with, the Company;

(vi)          Any employment compensation or employment benefit plans, including, without limitation, wages, bonuses, vacation pay, severance pay (including, without limitation, pursuant to the Broken Hill Proprietary (USA) Inc. Houston Group Severance Pay Plan), short or long term disability benefits, claims for options or shares of any kind, including, but not limited to, rights or benefits under any

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bonus or incentive compensation plan, welfare benefits, and reimbursement of business or educational expenses; and/or

(vi)          The laws of contract and tort, including, without limitation, wrongful termination, constructive discharge, slander, defamation, intentional or negligent infliction of emotional distress, fraud, and misrepresentation.

The Employee is releasing the Claims, not only for the Employee, but also on behalf of the Employee’s successors, heirs, assigns, attorneys, agents, related entities, and representatives.  Notwithstanding anything else in this Agreement, Claims do not include claims for unemployment benefits, if applicable.  This Agreement does not prohibit the Employee from filing a claim for unemployment benefits, if applicable, or from filing a claim for the exclusive purpose of enforcing the Employee’s rights under this Agreement.

(D)          Consideration for Release of Claims.  The Employee agrees that the Employee’s release of Claims agreed to in this Agreement is in consideration for the Release Benefits and other rights and benefits provided in this Agreement to the Employee by the Company, none of which the Employee is entitled to receive without the Employee’s release of Claims.

(E)           No Pending Claims.  The Employee represents that the Employee has no Claims on file, lodged, or otherwise currently pending against the Released Parties, and the Employee expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected, and unanticipated injuries and damages that occurred during the Employee’s employment, as well as those that are now disclosed.

(F)           Later Claims.  This Agreement shall not be construed to waive any claims where the events in dispute first arise after the execution of this Agreement.

(G)           Enforcement of Agreement by Employee.  Subject to the terms of any arbitration agreement between the Company and the Employee, the Company acknowledges and agrees that this Agreement shall not be construed to preclude the Employee from filing a claim for the exclusive purpose of enforcing the Employee’s rights under this Agreement.

(H)          Enforcement of Agreement by the Released Parties.  The Employee acknowledges and agrees that the Released Parties may recover from the Employee any loss, including attorneys’ fees and costs of defending against any claim brought by the Employee, that the Released Parties might incur which arise out of the Employee’s breach of this Agreement.

(I)            Disclaimer of Liability.  The Company’s decision to offer the Release Benefits in exchange for a release of Claims against the Released Parties shall not be construed as an admission by the Company or any of the other Released Parties of any of the following:

(i)            Any liability whatsoever;

(ii)           Any violation of the rights of the Employee or of any other person; and/or

(iii)          Any violation of any order, law, statute, duty, or contract.

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The Company and the other Released Parties specifically disclaim any liability to the Employee or to any other person for any alleged violation of the rights of the Employee or any other person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Released Parties.

(J)            Acknowledgements.  The Employee hereby acknowledges the following:

(i)            The Employee has read and fully understands all of the provisions of this Agreement;

(ii)           The Employee understands that the release of Claims hereunder is final and binding;

(iii)          The Employee understands and agrees that the Employee cannot challenge the enforceability of the Agreement and the release of Claims hereunder;

(iv)          None of the Released Parties has made any promise or representation to the Employee that is not set forth in this Agreement.  In signing this Agreement, the Employee is not relying on any such promise or representation but instead is relying solely on the Employee’s own judgment and on the agreement of the Released Parties to comply with their obligations under this Agreement;

(v)           The Employee has been given a reasonable amount of time (twenty-one (21) days) to consider the terms of this Agreement and to seek advice from legal counsel and tax advisors relating to the legal effect of the release of Claims and the tax implications of the Release Benefits; and

(vi)          The Employee accepts the terms of this Agreement as fair and equitable under all the circumstances, and knowingly and voluntarily enters into this Agreement without duress or coercion from any source.

Section 5.          Agreement Acceptance Period.

(A)          Deadline to Accept.  The Employee has twenty-one (21) days to consider this Agreement before executing it.  The Employee has until                   , to accept the terms of this Agreement.  The Employee may, however, accept it at any time before that date.

(B)           Attorney Consultation.  In compliance with the Older Workers Benefit Protection Act, the Company hereby advises the Employee to consult with an attorney about this Agreement prior to signing the Agreement.

(C)           Revocation Period.  The Company advises the Employee that the Employee has seven (7) calendar days after signing this Agreement to revoke (cancel) this Agreement.  The Company advises the Employee that this Agreement will not become effective or enforceable until the revocation (cancellation) period has expired.  The Company advises the Employee that to revoke (cancel) this Agreement, the Employee must submit the Employee’s revocation (cancellation) in writing to                                                                                                               , before the expiration of the seven (7) day period and any and all originals or copies of the Agreement must be returned to                                                  at the time of revocation

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(cancellation).  The Company advises the Employee that if the Employee revokes (cancels) this Agreement within the seven (7) day period, the Employee will not be entitled to the Release Benefits.

(D)          Forfeiture of Release Benefits.  The Employee will not be eligible to receive Release Benefits (i) if this Agreement is not signed and returned to the Company on or before the date described above, (ii) if the Employee revokes (cancels) this Agreement pursuant to Section 5(C), or (iii) if the other Conditions Precedent described in Section 2 are not met.

(E)           Acceptance.  To accept this Agreement, the Employee must sign this Agreement and return it to:

The Agreement must be hand-delivered or mailed to the Company and must be received by 11:59 P.M. on                 .

Section 6.          Return of Company Property.  If the Employee is executing this Agreement in connection with the Employee’s termination of employment, the Employee agrees that on or before the seventh (7th) day following the Employee’s Termination of Employment, the Employee will return to the Company all files, memoranda, records, keys, and property, including, but not limited to, all electronic or communications equipment, and any and all documents in any form whatsoever, including, but not limited to, documents in any electronic form, that the Employee received from the Company or its employees or that the Employee generated in the course of employment with the Company, except those of a personal nature, including, but not limited to, copies of all of the Employee’s annual reviews and other materials that were the property of the Employee prior to employment with the Company.

Section 7.          Tax Payments, Withholding, and Reporting.  The Employee recognizes that the Release Benefits will result in taxable income to the Employee that the Company (or any of the other Released Parties) will report to the appropriate taxing authorities.  The Employee agrees that the entity reporting such taxable income shall have the right to deduct from the Release Benefits any taxes it determines are required by law to be withheld with respect to them (including federal, state, local, or foreign income taxes and employment taxes).

Section 8.          Confidentiality of Agreement.  The Employee and the Company agree that the terms of the Agreement shall be confidential.  The Company and the Employee specifically agree that they will neither now, nor at any time in the future, disclose or cause to be disclosed the terms of this Agreement, except that disclosure may occur as follows:

(A)          To employees of the Company, but only to the limited extent necessary to perform the terms of this Agreement;

(B)           To the Employee’s spouse or in connection with obtaining legal, financial, and/or tax advice regarding the terms, provisions, and effect of this Agreement;

(C)           As may be necessary in filing tax returns or SEC filings;

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(D)          As may be necessary in connection with enforcing the terms and conditions of this Agreement as provided herein; and/or

(E)           As may be necessary in response to a valid subpoena or other lawful process and to comply with applicable law.

This confidentiality and non-disclosure clause is a material term of this Agreement, and in the event of the breach of this clause by the Employee, the Employee shall return to Company the full amount of Release Benefits paid under this Agreement.

Section 9.          Confidential Information.  The Employee acknowledges that the Employee has been exposed to and has received, as part of the Employee’s employment with the Company, information and materials that the Company and the other Released Parties consider confidential, proprietary, trade secrets, and/or intellectual property of the Released Parties (herein referred to as “Confidential Material”), including, without limitation, their costs, customers, customer information, practices, procedures, trade secrets, product marketing, financial information, future plans, or other confidential information in which the Company and the other Released Parties have a proprietary interest. The Employee acknowledges that all information and materials that have been provided to the Employee by the Company and the other Released Parties are classified as Confidential Material, including, but not limited to, information provided by their affiliates, customers, clients, and/or business associates in the course of the Released Parties’ business.  The Employee agrees that after leaving the employment of the Company, the Employee will not disclose or use any such Confidential Material acquired during the course of employment with the Company, unless required by a lawful order of a court of competent jurisdiction or otherwise required by law to do so.

Section 10.        Non-Disparagement.  The Employee agrees not to make any public oral or written statements that are negative, disparaging, or damaging to the name, reputation, or business of the Company or any other Released Party.

Section 11.        Relief upon Violation of Covenants.  In the event that either party breaches any duty under Section 8, Section 9, or Section 10, the other party will be entitled to injunctive relief to obtain specific performance of such duty and will be entitled to recover its costs and attorneys’ fees for obtaining said injunctive relief.

Section 12.        Assignment.  The Employee’s rights under this Agreement are personal in nature, and the Employee may not assign this Agreement or the Employee’s rights hereunder without the written consent of the Company, which consent may be withheld in the Company’s sole discretion.  The Company may assign this Agreement without the Employee’s consent.  Subject to the limitations set forth in this Section, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, personal representatives, successors, and assigns.

Section 13.        Modifications.  This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended except by mutual agreement of the parties hereto in a written instrument executed by the parties hereto or their legal representatives, successors, and/or permitted assigns.

Section 14.        Severance of Terms.  If any provision of this Agreement is or may be held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.  The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

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Section 15.        Entire Agreement.  Except for any retention agreement Employee entered into with the Company, or any other Released Party, this Agreement sets forth the entire agreement between the parties regarding the subject matter in this Agreement, and there are no other agreements or understandings regarding the subject matter in this Agreement other than those set out in this Agreement.

Section 16.        State Law.  This Agreement is made within the State of Texas.  Therefore, except where preempted by federal law, this Agreement shall in all respects be interpreted, enforced, and governed exclusively under the laws of the State of Texas and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against any of the parties).  Any action seeking interpretation or enforcement of its terms may be maintained only in the courts of Harris County, Texas without regard to where the cause of action arose.

Section 17.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

Section 18.        Incorporation of Recitals.  All recitals included in the introductory portion of this Agreement are incorporated into the terms hereof by this reference.

Section 19.        Titles.  The titles of Sections, Subsections, and Paragraphs in the Agreement are placed herein for convenience of reference only, and the Agreement is not to be construed by reference thereto.

IN WITNESS WHEREOF, the parties have caused this General Release Agreement to be executed as of the last date written below.

“COMPANY”

PETROHAWK ENERGY CORPORATION

1000 Louisiana St. Ste. 5600

Houston, TX 77002

By:
	[Name]	Date
[Title]

“EMPLOYEE”

Date

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EXHIBIT A-1

[List Release Benefits]

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